Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT between FastenTech, Inc., a Delaware corporation (the “Corporation”), and Ronald B. Kalich (the “Executive”) dated October 1, 2005 (the “Agreement”).

Whereas, the Corporation wishes to employ the Executive as President and Chief Executive Officer of the Corporation on the terms set forth herein and the Executive wishes to be employed by the Corporation on such terms;

IT IS, THEREFORE AGREED:

Article 1 Employment

1.1	Employment Period. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation, for the period commencing as of the date hereof and ending at midnight on September 30, 2008 as its President and Chief Executive Officer unless sooner terminated as hereinafter provided (the “Employment Period”) and upon such terms and conditions herein provided; provided that the Employment Period shall be extended upon the same terms and conditions contained herein for an additional two (2) year period if a written notice of extension is given by the Corporation at least (90) calendar days prior to September 30, 2008.

Article 2 Duties

2.1	Duties and Responsibilities. During the Employment Period, the Executive agrees to devote his full time attention during the normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently such responsibilities, except for illness, permitted vacation periods and the expenditure of time related to those matters specified in Exhibit A hereto, including but not limited to serving on the board of directors of other corporations set forth on Exhibit A, so long as such commitments do not materially interfere with the performance of Executive’s duties hereunder and such corporations do not directly or indirectly compete with the Corporation or its subsidiaries. The Executive shall, subject to the supervision and control of the Board of Directors of the Corporation, perform such duties and exercise such supervision and powers over and with regard to the business of the Corporation as are contemplated to be performed by the President and Chief Executive Officer pursuant to the bylaws of the Corporation, and such duties consistent with his position as may from time to time be prescribed by the Board of Directors. Subject to the provisions of the Corporation’s Certificate of Incorporation and Bylaws and applicable law, it is the expectation of the Corporation that the Executive will continue to serve as a member of the Board of Directors of the Corporation during the Employment Period.

Article 3 Compensation

3.1	Base Salary. During the Employment Period, the Executive shall receive a base salary at an annual rate of at least $425,000 payable in accordance with the Corporation’s standard payroll policy, with any increase to be determined by the Compensation Committee of the Board of Directors from time to time.

Article 4 Benefit Programs

4.1	Health Plans. The Corporation shall make available to Executive during the Employment Period such other benefits as other members of senior management of the Corporation are then generally entitled to receive, which shall, in any event, include life, long term disability, health and dental insurance, and annual physical exams. During the Employment Period, the Corporation will reimburse the Executive for the cost of $1,500,000 supplemental life and accidental death and dismemberment insurance, the benefits of which are payable upon the Executive’s death or disability to the Executive’s named beneficiaries.

4.2	Moving and Relocation. The Corporation shall provide moving and relocation expenses according to policy and practice of the Corporation at the time, should a relocation be required at a future time.

4.3	Dues and Memberships. The Corporation will reimburse the Executive for the costs of two (2) club memberships: including a business dining club and a club of the Executive’s choice.

4.4	Retirement. The Executive shall be permitted during the Employment Period to participate in any qualified or non-qualified retirement plans and similar benefits that are made available to other senior executives of the Corporation generally, on the same terms and conditions as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

4.5	Deferred Compensation. The Executive shall be eligible and permitted, during the Employment Period, to participate in any deferred compensation plans and similar benefits that are made available to other senior executives of the Corporation generally, on the same terms and conditions as such other executives.

4.6	Vacation. The Executive shall be entitled to a minimum of four (4) weeks of paid vacation during each twelve-month period but otherwise comply with policy and practice in effect at the time. Accrued but unused vacation shall be carried over in accordance with the Corporation’s vacation policy for its senior management.

4.7	Automobile. The Executive will be permitted the use of a Corporation-owned vehicle or entitled to car allowances or reimbursement for lease and other expenses for the use of a vehicle commensurate with his position.

4.8	Other. The Executive will be reimbursed, during the Employment Period, $15,000 for consultation and other services associated with tax, financial, estate planning, and related matters.

Article 5 Securities

5.1	Stock Options. The Executive shall participate, during the Employment Period, in annual stock option awards under the 2004 Stock Incentive Plan and any subsequent plans adopted by the Board of Directors and administered by the Stock Option Committee.

Article 6 Annual Bonus Awards

6.1	Annual Bonus Awards. The Executive shall be eligible and permitted, during the Employment Period, to participate in the annual Executive Bonus Plan and similar plans that may be eligible to other senior executives of the Corporation generally, on the same terms and conditions as such other executives. The target bonus award shall be 100% of base salary.

Article 7 Termination

7.1	Death or Diasability. This Agreement shall terminate automatically upon the Executive’s death. The Corporation may terminate this Agreement during the Employment Period after having established the Executive’s “Disability” as defined below, by giving the Executive written notice of its intention to terminate the Executive’s employment. For purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform all his duties and responsibilities to the Corporation by reason of a physical or mental disability or infirmity for a continuous period of six (6) months. The date of the Disability shall be the day on which the Executive receives notice of termination from the Corporation pursuant to this Section 7.1.

7.2	Cause. The Corporation shall have the right to terminate the Executive’s employment for “Cause” during the Employment Period. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by the Executive to perform substantially his duties to the Corporation or its subsidiaries (other than such failure resulting from his Disability) within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which the Board of Directors believes that the Executive has not substantially performed his duties, (ii) malfeasance, embezzlement or theft from or adversely affecting the Corporation or any subsidiary or affiliate by the Executive, (iii) the commission or perpetration by the Executive of any act or moral turpitude or any felony, or (iv) any material and willful violation by the Executive of his obligations under Section 2.1 hereof.

7.3

Termination By Executive. The Executive shall have the right to terminate this Agreement during the Employment Period for “Good Reason” upon thirty (30) days prior written notice to the Corporation or a successor of the Corporation. For the purposes of this Agreement, “Good Reason” shall mean (i) a change in the Executive’s duties and responsibilities without his consent such that his duties and responsibilities are materially reduced or altered in a manner unfavorable to him; or (ii) a decrease in the Executive’s salary or bonus award potential; or (iii) a material decrease in his benefits in the aggregate; or (iv) a change in the location at which the Executive’s duties are principally carried out of more than seventy-five (75) miles from the then current location of the Corporation’s principle executive offices.

Article 8 Effect of Termination

8.1	Death or Disability. Upon termination of the Executive’s employment during the Employment Period, because of Disability as provided in Section 7.1, the Corporation shall continue to pay the Executive as severance, (i) the amount, payable in accordance with the Corporation’s standard policy, of one and one-half (1.5) times the Executive’s annual base salary as provided in Section 3.1 at the rate in effect immediately prior to termination of his employment over a period of eighteen (18) months, plus an amount payable in eighteen (18) monthly installments equal to one and one-half (1.5) times the average of the previous two (2) years of bonus payouts for the Executive, less the amount of any disability payments made by the Corporation or any Corporation plan, and (ii) will afford to the Executive at the Corporation’s expense, health and insurance benefits (including medical and dental) and life insurance equivalent to the benefits enjoyed by the Executive at the date of termination (the “Insurance Benefits) for a period of eighteen (18) months from the date of such termination. Upon termination of the Executive’s employment during the Employment Period because of death, the Corporation will afford to the Executive’s spouse at the Corporation’s expense, health insurance benefits (including medical and dental) equivalent to the benefits enjoyed by the Executive at the date of his death for a period of eighteen (18) months from the date of his death.

8.1.1	Other Termination. If the Executive’s employment is terminated (i) by the Corporation during the Employment Period (other than due to death, Disability or for Cause), (ii) by virtue of a termination by the Executive pursuant to Section 7.3, or (iii) the Corporation has not extended the Executive’s employment at the expiration of this Agreement as contemplated in the provision in Section 1.1, the Corporation shall pay to the Executive as severance, the amount, payable in accordance with the Corporation’s standard payroll policy, of one and one-half (1.5) times the Executive’s annual base salary then in effect pursuant to Section 3.1 over a period of eighteen (18) months, plus an amount payable in eighteen (18) monthly installments equal to one and one-half (1.5) times the average of the previous two (2) years of bonus payouts for the Executive, and shall continue to maintain the Insurance Benefits for a period of eighteen (18) months from the date of such termination or expiration.

8.2	Vested Benefits. Nothing herein shall be deemed to restrict or reduce the Executive’s vested benefits under any of the Corporation’s benefits plans as determined in accordance with the provision of such benefits.

8.3	Miscellaneous. No continued salary or severance shall be paid if the Executive’s employment terminates for any reason (including for Cause) during the Employment Period other than as set forth above in this Article 8 (including but not limited to for Cause or resignation other than for Good Reason), and in such case the Executive’s entitlement to Insurance Benefits, if any, shall be determined exclusively by the Corporation’s policies in effect at the time of termination. Upon the termination of employment with the Corporation for any reason, the Executive shall offer to resign his position as a director of the Corporation and its affiliates, effective as of the date of such termination.

Article 9 Confidential Information – Non-Competition

9.1	Confidential Information. For such time as the Executive is employed by the Corporation and following his termination for whatever reason, the Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or its affiliates, and their customer lists, bids, proposals, contracts, matters subject to litigation, technology or financial information of the Corporation or its subsidiaries and other know-how (the “Confidential Information”). The Executive shall not, without the prior written consent of the Corporation, communicate or divulge any Confidential Information to anyone other than the Corporation and those designated by it in writing. Confidential Information shall not be deemed known to the public if such information is made public by Executive or his representatives. Following termination of employment for any reason whatsoever, the Executive shall promptly return all written Confidential Information in his possession.

9.2	Non-Competition. For a two (2) year period commencing on the date of termination of employment (the “Non-compete Period”), the Executive will not, directly or indirectly:

9.2.1	own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or consultancy or otherwise, with, or have any financial interest in (except for (i) ownership as of the date hereof, (ii) any ownership in the common stock of the Corporation, or (iii) any ownership of less than 5% of the outstanding equity interest in a publicly-traded entity) an enterprise (other than the Corporation or successor corporation) conducting business in activities similar to the Corporation, in each case, in any market in which the Corporation or its affiliates conducts or solicits business;

9.2.2	solicit or contact any employee, or any person who within one (1) year of such solicitation or contact has been an employee, of the Corporation or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Corporation or its affiliates or be employed by the Executive, an employer affiliated with the Executive, or any competitor of the Corporation or any affiliate thereof; or

9.2.3	engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of the Corporation or its affiliates to take an action which might be disadvantageous to the Corporation or its affiliates or to the business or line of business in which any of them is engaged, including but not limited to, the solicitation of customers, suppliers, associates, or independent contractors of the Corporation or its affiliates to cease doing business or their association or engagement, with the Corporation or its affiliates.

9.3	Damages and Injunctive Relief. In the event that any provision of this Article 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable, and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. The Executive acknowledges that the provisions of this Article 9 are reasonable and necessary for the protection of the Corporation and that the Corporation will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without the posting of a bond or other security therefore) for the purposes of restraining the Executive from any actual or threatened breach of such provisions. The Executive agrees that the Non-compete Period shall be tolled during any period of violation of Section 9.2 of this Agreement and during any period required for litigation during which the Corporation or its affiliates seek to enforce this Agreement against the Executive. The Executive further agrees that if he violates any of the covenants or agreements contained in Section 9.2, in addition to injunctive relief, the Corporation and/or its affiliates or their respective successors shall be entitled to such amounts as are recoverable under applicable law.

Article 10 Successors and Assigns

10.1	Assignment. This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

10.2	Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

Article 11 Governing Law

11.1	Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without reference to principles of conflict of laws.

Article 12 Notices

12.1	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to as follows:

If to the Executive:

Ronald B. Kalich 14997 Manitou Road Prior Lake, MN 55372
If to the Corporation:

FastenTech, Inc. 8500 Normandale Lake Boulevard Suite 1230 Minneapolis, MN 55437 Attention: Chairman

Cc:	John D. LaRocca
Dechert
4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103

Or, to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

Article 13 Miscellaneous

13.1	Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13.2	No Waiver. The Corporation’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof. The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision hereof.

13.3	Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the Executive’s employment, and may not be changed or terminated orally.

13.4	Counterparts. This Agreement may be executed in two counterparts, and both such counterparts hereof shall be deemed to be an original instrument, and both such counterparts shall constitute but one agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand and pursuant to the authorization of its Board of Directors the Corporation has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

FastenTech, Inc.		Executive

By:	/s/ Richard J. Puricelli	/s/ Ronald B. Kalich
	Richard J. Puricelli	Ronald B. Kalich
Its:	Chairman of the Board